Exhibit 10.23

PRODUCT DISTRIBUTION AGREEMENT

EXCLUSIVE FOR DESIGNATED TERRITORIES

THIS PRODUCT DISTRIBUTION AGREEMENT (“Agreement”) is entered into dated as of January 23, 2022 (“Effective Date”) by and between: Angel Medical Systems, Inc. with an address at 40 Christopher Way, Suite 201, Eatontown, NJ 07724 (“Supplier”) and CH Trading Group LLC, with an address at 7015 Beracasa Way, Suite 105, Boca Raton, Florida 33433, USA (“Territories Distributor”). Supplier and Territories Distributor may be referred to individually as a “Party” and together as the “Parties”.

For good and valuable consideration, the receipt and sufficiency of which each Party acknowledges, the Parties mutually agree as follows:

1. Appointment; Supplier Products; Exclusive to Designated Territories; Best Price and Terms

Subject to the terms and conditions of this Agreement and for the Term (defined in Section 9 below),

(a) Supplier hereby appoints Territories Distributor, and Territories Distributor accepts such appointment and agrees to act, as Supplier’s Territories Distributor:

(i) for the purchase of Supplier manufactured/sourced products (“Supplier Products”), which Supplier Products, including payment and delivery terms, are as described on Attachment A to this Agreement; and

(ii) within the geographical area(s) as specified on Attachment B to this Agreement (collectively called the “Designated Territories”).

(b) In connection with such appointment, Supplier hereby expressly grants and warrants to Territories Distributor:

(i) royalty-free and unlimited sublicensable, assignable, delegable and transferable rights and license to cause to be purchased and distributed the Supplier Products for Supplier exclusively in the Designated Territories, for the Term. Without limiting the foregoing, Supplier expressly acknowledges and agrees that Territories Distributor is entitled, without obligation, to sublicense, assign or delegate all of its duties, obligations and responsibilities under this Agreement to one or more persons or entities to act as “Master Distributor(s)” within the Designated Territories, and for Master Distributor(s) in turn to create further sublicensable, assignable or delegable agreements with other persons or entities, including to create effective marketing, sales and distribution channels and networks (Master Distributor(s) and such other persons or entities collectively referred to as, “Business Network Associates”), provided that each such Business Network Associate shall be subject to the terms and conditions set forth in this Agreement. Accordingly, whenever in this Agreement reference is made to any obligations or responsibilities of Territories Distributor, such reference shall be deemed to apply to Territories Distributor’s assignees/delegates under any sublicense, agency, subcontract or otherwise, including any Master Distributor(s) and other Business Network Associates; and

(ii) during the Term, Supplier shall not itself, or directly or indirectly through any related or third party, compete with Territories Distributor, or allow others to do so, including to advertise, solicit or make sales of Supplier Products or appoint additional distributors or other representatives to market or sell the Supplier Products in such Designated Territories; and

(iii) [*]

CERTAIN CONFIDENTIAL INFORMATION

CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE AVERTIX MEDICAL, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT AVERTIX MEDICAL, INC. TREATS AS PRIVATE AND CONFIDENTIAL.

(c) As a material condition for Territories Distributor’s entering into this Agreement and pre-condition to the commencement of any purchase orders for any Supplier Products and Minimum Gross Sales Targets, Supplier agrees that all Supplier Products, including all applicable content, ingredients, labeling, packaging, supplies, equipment and/or materials of all Supplier Products

(i) must be certified as Halal by Circle H International, Inc. and its assignees/designees (“Circle H”) across all countries within the Designated Territories. Supplier shall obtain, comply with and maintain all Circle H certifications for all Supplier Products under separate contract with Circle H, and shall pay all fees, costs and expenses in connection therewith (including non-compliance), and shall cooperate as necessary or appropriate with Circle H certification to fulfill its obligations hereunder. During the Term, all Supplier Products shall be and remain subject to the Circle H global brand and standards, including as set by the Circle H Sharia Advisory Council and subject to Circle H General Terms and Conditions as found on the Circle H Website (www.circlehinternational.org). Notwithstanding the foregoing, if, for some reason, there is any demonstrable conflict between the Sharia standards of Circle H and of the local religious authorities of a country within the Designated Territories, Territories Distributor and its Business Network Associates shall be entitled to request Supplier’s compliance with this Section 1(c) with the local religious authorities and without violating this Agreement; and

(ii) requiring any approval or compliance within any jurisdiction or country that is part of the Designated Territories, including approval by any governmental, regional or other authority within the Designated Territories similar or equivalent to the US Food and Drug Administration (“FDA”), US Environmental Protection Agency (“EPA”), US Federal Trade Commission (“FTC”) and/or the United States Department of Agriculture (“USDA”), including as to labeling and packaging of products and ingredients in local languages (collectively called, “Health, Safety and Consumer Approvals”) shall be the sole responsibility of Supplier. Supplier shall comply with all Laws related to, obtain and maintain all such applicable Health, Safety and Consumer Approvals for all Supplier Products, and shall pay all fees, costs and expenses in connection therewith (including non-compliance), and shall cooperate as necessary or appropriate with all applicable regulatory authorities to fulfill its obligations hereunder. Regarding labeling and packaging of products and ingredients, Territories Distributor may also reasonably specify and require certain standards, including to be consistent with local marketing and sales customs and expectations.

Notwithstanding anything in this Section 1(c), Supplier shall not be liable to Territories Distributor or obligated to sell and distribute a product to the Designated Territories if any product that Territories Distributor desires to become a Supplier Product under this Agreement is unable to (x) be certified as Halal by Circle H (or local religious authority) or (y) satisfy or comply with applicable Health, Safety and Consumer Approvals or Territories Distributor’s labeling and packaging requirements, without material modification to the product ingredients or process, or material adverse change in the cost of the Supplier Product(s) at issue, and Supplier, in its sole and absolute discretion, elects not to make such modification; provided, however, that to the extent such Supplier decision adversely affects Territories Distributor’s ability to achieve Minimum Gross Sales Targets (as defined below), the Parties shall equitably reduce the targets accordingly.

(d) Supplier agrees to furnish and update as necessary or appropriate, in English, to Territories Distributor (via email in pdf and/or other Supplier selected formats) such descriptive literature, advertising materials, technical manuals and sales promotional materials concerning the Supplier Products as Supplier may, from time to time, have available for such purposes. Territories Distributor shall have the right to cause Business Network Associates to translate such materials into languages of the Designated Territories—always at their expense and responsibility for accuracy—and must provide Supplier with a copy of all translated materials. Supplier shall retain exclusive ownership of all proprietary rights, including, intellectual property rights, to the translated versions of the materials and is entitled to require prompt revision of such materials when reasonably determined to be inaccurate.

2. Territories Distributor Responsibilities

Territories Distributor shall endeavor in good faith (or cause third parties such as Master Distributor(s)) to be responsible, at its/their sole cost and expense for, performing from time to time the following:

(a) causing Supplier’s available products to be evaluated, including without obligation to determine product marketability and desirability for distribution, marketing and sales, in the Designated Territories; and

(b) informing Supplier of which products, in Territories Distributor’s sole and absolute discretion, are desired. For desirable products, the appropriate purchase orders, shipping and delivery arrangements shall be made, as contemplated by this Agreement; and

(c) sharing communication/feedback to Supplier on new specific types of products that Business Network Associates are seeking for import into the Designated Territories, including (as applicable), requested brands or brand comparables, price ranges, target market, demographics, style, varieties, quality level, etc., so that Supplier can evaluate and determine whether to source such products or adjust its product offerings accordingly to address such potential demand; and

(d) conducting all of Territories Distributor’s business in a professional manner that reflects favorably on the Supplier Products and the good name, goodwill and reputation of Supplier; and

(e) meeting or exceeding growth targets for the minimum gross sales in Designated Territories (collectively, “Minimum Gross Sales Targets”) as set forth in Attachment C to this Agreement.

(i) If Territories Distributor fails to meet or exceed more than once the Minimum Gross Sales Target in any given period described in Attachment C during the Initial Term or any Subsequent Term, then Supplier may elect, without obligation and without Territories Distributor being in breach of this Agreement, to terminate the exclusivity benefit of Territories Distributor in the Designated Territories as described in Section 1 above, effective immediately upon notice to Territories Distributor, and thereafter compete against Territories Distributor directly or with or through other Supplier-appointed distributors in said Designated Territories; or

(ii) If Territories Distributor fails to meet [*]% of the Minimum Gross Sales Target more than once in any given period described in Attachment C during the Initial Term or any Subsequent Term, then Supplier may elect, without obligation and without Territories Distributor being in breach of this Agreement, to terminate the Agreement altogether, effective immediately upon written notice to Territories Distributor of not less than ninety (90) days; or

(iii) Alternative to either of the foregoing Supplier termination rights, Supplier may elect, in its sole and absolute discretion, to require Territories Distributor to increase the Minimum Gross Sales Target in subsequent Fiscal Year(s) to cover the amount of the second shortfall. Failure of Supplier to exercise its rights related to Minimum Gross Sales Targets under this Section 2(e), when applicable, within thirty (30) days of the end of a Term year, shall be deemed automatic forfeit of such rights of Supplier for said applicable shortfall period;

3. Sales Outside of Designated Territories

Territories Distributor shall promote the sale of Supplier Products only in the Designated Territories, but shall not—nor permit any of Business Network Associates to—actively advertise, solicit or accept orders for Supplier Products outside of any Designated Territories. In the event Territories Distributor or a Business Network Associate receives an order from outside the Designated Territories, Territories Distributor and Business Network Associate shall work with Supplier to fulfill the order in a manner financially beneficial and satisfactory to Supplier, Territories Distributor and the distributor located in the region where the order originated and in compliance with all applicable Laws. In connection therewith (and provided the order did not result from a violation by Territories Distributor or a Business Network Associate of this Section 3), Territories Distributor shall be compensated at the best rate paid to similarly situated sales channels of Supplier for the business.

4. Orders and Communications Protocol for Supplier Products

Except as otherwise permitted or instructed by Territories Distributor in writing, each and every purchase order (“PO”) or other contract and/or related communication by or on behalf of Business Network Associates for Supplier Products must be transmitted through Territories Distributor and/or Territories Distributor’s designated party (e.g. Master Distributor(s)) to Supplier and vice versa from Supplier, and mutually agreed to by Supplier, Territories Distributor and the buyer, consistent with and pursuant to the terms of this Agreement.

5. Payment and Delivery; Treatment of Other Expenses

(a) Unless otherwise agreed to by the Parties in the PO or other writing, (i) the price for all Supplier Products shall always include Carriage and Insurance Paid (CIP) to Territories Distributor’s chosen destination, and be paid to Supplier as set forth in Attachment A, in U.S. dollars, via Bank wire transfers to Supplier’s US bank account(s); and (ii) all Supplier Products shall conform to Incoterms 2020 (as amended from time to time), including being suitably packed and marked for freight shipment in conformance with good commercial practices and standards. Supplier or its forwarding agents shall always be responsible for keeping Territories Distributor or its directed parties duly, diligently, regularly, and timely advised of the Supplier Product’s loading, shipment, shipping status, progress, arrival, and discharge sequence, including notification (per Section 4 above) in sufficient time for them to arrange to receive the Supplier Products without material delay.

(b) Excluding (i) Halal certification of Supplier Products and (ii) Health, Safety and Consumer Approvals, which Supplier shall obtain at its sole cost and expense as provided in Section 1(c) above, Territories Distributor (and its applicable Business Network Associates(s)) shall be solely responsible for the costs involved in compliance with Laws in the Designated Territories, as well as for all of its obligations and undertakings, including licensing, marketing, sales and distribution of the Supplier Products, import duties, sales costs, any and all buyer-side banking charges, and other operating expenses, their own wire transfer fees and/or other costs associated with making payment, and taxes however designated, except liability for taxes imposed that are based on Supplier’s income. Further, Territories Distributor will endeavor in good faith to cooperate with and support Supplier in its efforts to determine and obtain Halal certification and any applicable Health, Safety and Consumer Approvals required within each of the Designated Territories; provided that Territories Distributor is not obligated to incur any out-of-pocket costs or expenses for such cooperation.

6. Use of Trademarks; Infringement by Third Parties

(a) Territories Distributor and its Business Network Associates shall not be permitted to print, post or otherwise use letterhead, calling cards, literature, signage or other representations in the name of Supplier (or any of its affiliates) or to represent itself as Supplier (or any of its affiliates) or make product claims or commitments on behalf of Supplier (or any of its affiliates) without the express, prior written permission of Supplier. Territories Distributor expressly agrees that no license to use Supplier (or any of its affiliates’) trademarks, trade names, service marks or logos

(collectively, the “Supplier Trademarks”) is granted by this Agreement. Territories Distributor and its Business Network Associates may, however, indicate in advertising and marketing materials that it/they are an authorized distributor for Supplier Products and may, as necessary or appropriate, incidentally use the Supplier Trademarks in its sales/marketing efforts, including in the printing or physical or digital display or posting of images of Supplier Products and related labels and logos. Upon specific request or as required in advance by Supplier, Territories Distributor will cause to be placed proper trademark, copyright and patent notices in its advertisements, promotional brochures and other marketing materials for Supplier Products. Supplier reserves the right to review and respond to any publication or use with any comments or concerns with such marketing and sales materials. No rights shall inure to Territories Distributor as a result of any such use or reference, and all such rights, including goodwill shall inure to the benefit of and be vested in Supplier.

Upon termination of this Agreement for any reason, Territories Distributor will cause the cessation in the use of all Supplier Trademarks as allowed in this Section 6 and shall immediately take all appropriate and necessary steps as practicable to (i) remove and cancel listings in public records or directories, remove any visual displays or literature at Territories Distributor’s location, the Internet and elsewhere that would indicate or would lead the public to believe that Territories Distributor or any Business Network Associates represent Supplier (or any of its affiliates) or Supplier’s (or any of its affiliates’) products or services; and (ii) cancel, abandon or transfer (as requested by Supplier) any product licenses, trade name filings, trademark applications or registrations or other filings with the governments of each Designated Territories (whether or not such filings were authorized by Supplier) that may incorporate the Supplier Trademarks or any marks or names confusingly similar to the Supplier Trademarks. Upon Territories Distributor’s failure to comply with this Section, Supplier is hereby authorized, under an irrevocable power of attorney hereby granted, coupled with an interest, to elect to make application for such removals, cancellations, abandonments or transfers in Territories Distributor’s name. Further, Territories Distributor shall render assistance to and reimburse Supplier for all costs and expenses incurred in enforcing this Section 6.

(b) Territories Distributor will cooperate with and assist Supplier in its efforts to protect Supplier’s intellectual property rights within each of the Designated Territories and shall advise Supplier if Territories Distributor has knowledge of any infringement of any patents, trademarks, copyrights or other intellectual property rights owned or used by Supplier. Nothing in this Section 6(b) requires Territories Distributor to incur any material costs or expenses to cooperate.

7. Confidential Information

As a material inducement for each Party’s entering into this Agreement, each Party hereby acknowledges and agrees that the Parties have entered into a Mutual Confidentiality and Nondisclosure Agreement (“MNDNC”) with an Effective Date of September 9, 2022, which MNDNC defines and governs confidentiality and related terms, conditions and agreements applicable to this Agreement, except if the MNDNC governing law differs from this Agreement, the governing law of this Agreement supersedes the governing law of the MNDNC. This Agreement shall be deemed a consummated “Potential Opportunity”, as defined in and applied by the MNDNC, and the term for which the MNDNC shall be effective as applied to this Agreement shall equal the Term in this Agreement plus two (2) years. Additionally, no press or other public releases will be issued to the general public concerning this Agreement (a) without the mutual consent of the Parties, or (b) unless required by Law; and then only upon Lawful prior written notice to the other Party.

8. Compliance with Laws

In connection with their respective obligations under this Agreement, each Party agrees to (a) comply with all federal, state, local and foreign laws, rules, regulations, constitutions, codes, statutes, ordinances, judgments, orders, decrees and acts of any governmental, quasi-governmental, administrative or judicial authority (collectively, “Laws”) applicable to the Party, its activities under this Agreement or the Supplier Products; and (b) take all such further acts and execute all such further documents as the other Party reasonably may request in connection with such compliance.

9. Term and Termination

a) Unless earlier terminated as provided in this Section 9, the term of this Agreement shall commence as of the Effective Date and shall continue for a period of five (5) years following the Effective Date (“Initial Term”). Thereafter, the term shall renew for one (1) additional five-year period (“First Renewal Term”), unless either Party elects, in its sole and absolute discretion, to send a written notice of non-renewal at least ninety (90) days in advance of the Initial Term expiration date, which properly and timely sent notice of non-renewal would cause this Agreement to expire upon the Initial Term expiration date. If the First Renewal Term proceeds, then after the First Renewal Term expires, the Term shall renew automatically only on a month-to-month basis, unless otherwise extended by mutual written agreement of the Parties for a period(s) longer than month-to-month (“Subsequent Renewal Term(s)”) (the Initial

Term, any Renewal Term and any Subsequent Renewal Term(s) shall be referred to collectively as the “Term”).

b) During the Term, either Party may terminate this Agreement early as follows: (a) in any year of the Agreement after the Initial Term, upon at least six (6) months’ prior written notice, without cause; or (b) upon thirty (30) days’ prior written notice during any month-to-month automatic extension of the Agreement, without cause; or (c) Immediately, for any material breach or default of this Agreement by the other Party, which has not been cured within ten (10) business days after the delivery of written notice thereof to the Party alleged to be in breach, specifying with particularity the condition, act, omission or course of conduct asserted to constitute such breach or default; provided that if cure has been diligently commenced and is not capable of being completed within the cure period, such period shall be extended for the length of time reasonably practicable to cure, but not to exceed sixty (60) days; or (d) Immediately, upon the dissolution, insolvency or any adjudication in bankruptcy of, or any assignment for the benefit of creditors by, the other Party or if the other Party ceases to conduct business in the ordinary or normal course; or (e) immediately, if required by Law; or (f) under the terms and provisions of Section 2(e)(ii) above.

10. Effect of Termination

Upon expiration or earlier termination of this Agreement, the following provisions shall apply: (a) Supplier may continue to fill any orders that have been accepted by Business Network Associates prior to the termination of this Agreement under the terms and conditions of this Agreement; (b) All outstanding balances owed to Supplier shall become due and payable to Supplier within fourteen (14) business days; (c) Both Parties shall at all times thereafter refrain from any conduct that would be inconsistent with or likely to cause confusion with respect to the nature of their business relationship; (d) All rights granted to Territories Distributor under this Agreement shall cease, and where appropriate, revert to Supplier; and (e) In no event shall Territories Distributor continue to represent itself as a Territories Distributor or representative after termination of this Agreement.

11. Indemnification and Product Liability Insurance

Each Party (as indemnitor) agrees to indemnify and hold the other Party (as indemnitee) harmless from any and all actions, awards, claims, losses, damages, costs and expenses (including reasonable attorneys’ fees), to the extent attributable to indemnitor’s breach of this Agreement or to any negligent, grossly negligent, willful or unlawful acts or omissions of indemnitor or indemnitor’s representatives but offset to the extent any of same is caused by indemnitee. Supplier shall obtain, at its own cost and expense, product liability insurance from global insurance carriers as is customary in the United States of America with coverage not less than US$1,000,000 per occurrence/US$3,000,000 aggregate. Supplier’s insurance policy shall Territories Distributor and all Territories Distributor’s Master Distributors as an “additional named insured”.

12. Relationship of the Parties

Territories Distributor is an independent contractor and not an employee, agent, affiliate, partner or joint venturer with or of Supplier. Neither Party shall have any right to enter into any contracts or commitments in the name of, or on behalf of, the other, or to bind the other in any respect whatsoever. Each Party shall pay its own costs and expenses related to the negotiation, preparation and execution of this Agreement.

13. Force Majeure

Neither Party shall be liable in the event that its performance of this Agreement is prevented, or rendered so difficult or expensive as to be commercially impracticable, by reason of an Act of God, pandemic, labor dispute, unavailability of internet connectivity, telecommunications or other communications methods, modes or networks, unavailability of transportation, goods or services, material changes in supply chain or logistics, governmental restrictions or actions, war (declared or undeclared) or other hostilities, or by any other event, condition or cause which is not foreseeable on the Effective Date and is beyond the reasonable control of the affected Party. In the event of non-performance or delay in performance attributable to any such causes, the affected Party shall promptly notify the other Party, and the period allowed for performance of the applicable obligation under this Agreement will be extended for a period equal to the period of the delay. However, the affected Party so delayed shall use its best efforts, without obligation to expend substantial amounts not otherwise required under this Agreement, to remove or overcome the cause of delay. In the event that the performance of a Party is delayed for more than 6 months, the other Party shall have the right, which shall be exercisable for so long as the cause of such delay shall continue to exist, to terminate this Agreement without further liability or obligation.

14. Limitation of Liability

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGE OR FOR ANY LOST PROFITS, LOST SAVINGS OR LOSS OF REVENUES SUFFERED BY THE OTHER PARTY ARISING FROM OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE SALE, DISTRIBUTION OR USE OF SUPPLIER PRODUCTS. THIS SECTION 14 SHALL SURVIVE TERMINATION OF THIS AGREEMENT FOR ANY REASON.

15. Governing Law

This Agreement shall be governed in all respects exclusively by, subject to and made and construed under, Delaware, USA a) Laws, b) venue and c) jurisdiction, applying Delaware Laws. Further, English shall be the determinative language of this Agreement and all notices, interpretations and actions related to it. Each party hereby submits itself to the exclusive jurisdiction of said courts and consents to service of process by confirmed facsimile transmission or commercial courier (with written verification of receipt returned to the sender).

16. Binding Nature of Agreement

Except as expressly provided in this Agreement, neither this Agreement nor any rights or obligations of a Party hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that either Party may, upon the prior notice to the other Party, assign or otherwise transfer this Agreement in its entirety without the other Party’s consent:

a)

in connection with the transfer or sale to a third party of all or substantially all of the business or assets of such Party relating to Supplier Products, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets or otherwise, provided that in the event of any such transaction (whether this Agreement is actually assigned or is assumed by the acquiring Party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than one of the Parties to this Agreement) prior to the closing of such transaction or developed or acquired by the acquiring party thereafter independent of this Agreement shall not be included in the technology licensed hereunder; or

b) to an affiliate of such Party, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such affiliate.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties specified above, and the name of a Party appearing herein shall be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Section 16 shall be null and void.

17. Severability

In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable Law, court or arbitration decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provisions shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable Law, court or arbitration decision.

18. Construction

The headings or titles preceding the text of the Sections and subsections are inserted solely for convenience of reference, and shall not constitute a part of this Agreement nor affect the meaning, construction or effect of this Agreement. Both Parties have participated in the negotiation and drafting of the entire Agreement. This Agreement is executed in English and may be translated into another language for informational purposes only. In the event an ambiguity or question of intent or interpretation arises, the English version of this Agreement shall prevail and this Agreement shall be construed as if drafted by both Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

19. Notice

Any notice, consent or other communication required or permitted under this Agreement shall be written in English and shall be deemed given when (a) delivered personally and sent via email; or (b) sent by commercial courier with written verification of receipt returned to the sender and email; or (c) except for service of process, sent via email, which email is acknowledged or responded to. Rejection or other refusal to accept, or the inability to deliver because of changed address for which no notice was properly given, shall be deemed to constitute receipt of the notice, consent or communication sent. Names, addresses and emails for notices (unless and until written notice of other names, addresses and facsimile numbers are provided by either or both Parties) are provided as follows:

For Supplier: Name and Address set forth above, Attn: Ross Haghighat, Chairman; Email:

For Territories Distributor: Name and Address set forth above, Attn: Elsayed Zayan, CEO; Email:

20. Entire Agreement; Modifications; No Waiver; Counterparts; Electronic Signatures; and Survival

This Agreement and all Attachments hereto (which are specifically incorporated herein by this reference) contain the full and entire agreement between the Parties with respect to the subject matter hereof. It supersedes all prior negotiations, representations and proposals, written or otherwise, relating to its subject matter. Any modifications, revisions or amendments to this Agreement must be set forth in a writing signed by authorized representatives of both Parties. Each Party acknowledges and agrees that any failure on the part of the other Party to enforce at any time or for any period of time, any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of the right of a Party thereafter to enforce each and every provision. This Agreement may be made in several counterparts and signed via electronic signatures, each of which shall be deemed an original. The provisions of this Agreement that, by express terms of this Agreement, will not be fully performed during the term of this Agreement, shall survive the termination of this Agreement to the extent applicable.

21. Other Material Terms

The following material interpretations and terms apply to this Agreement: (a) Use of terms like include, including and similar terms shall mean “including but not limited to;” (b) “Will” and “shall” mean the same thing; (c) Use of words like “herein”, “hereunder” and similar words mean and refer to the entire Agreement; (d) Use of the words or phrases, “terms”, “provisions”, or “terms and conditions”, or similar words or phrases means “terms, provisions, conditions, warranties, representations, agreements and covenants;” (e) “business day” means a day that is not Saturday, Sunday, bank holiday or public holiday in Supplier’s office address above or the Designated Territories; (f) Single words include the plural and vice versa; (g) except as otherwise expressly stated in this Agreement, commercial reasonableness shall govern the conduct and behavior of each of the Parties and they shall cooperate and take such acts and provide such information and documents as necessary or appropriate to further the purposes and intents of this Agreement; and (h) In the event of any inconsistency or conflict between the body of the Agreement and any attachments or the MNDNC, the interpretation most favorable to Territories Distributor shall apply.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF the parties have caused this Product Distribution Agreement to be executed and delivered by their duly authorized representatives as of the Effective Date.

Supplier: Angel Medical Systems, Inc.			Territories Distributor: CH Trading Group LLC

By:	/s/ Ross Haghighat	[Seal]	By:	/s/ Elsayed Zayan
Name/Title: Ross Haghighat, Executive Chairman			Name/Title: Elsayed Zayan, CEO

ATTACHMENT A

SUPPLIER PRODUCTS

Subject to limitations of warranty and liability of Supplier as set forth in this Agreement, Supplier warrants that Supplier Products sold under the terms and conditions of this Agreement shall at all times be sold and delivered as (a) new goods, in unopened packaging; and (b) with good, rightful, transferable and merchantable title, free and clear of any liens, encumbrances, security interests or other impairments. “Merchantable” means that the Supplier Products (1) would pass without objection in the trade under the contract description; (2) are of good quality and working condition within the description; (3) are fit for the ordinary purposes for which such goods are used; (4) are of even kind, quality and quantity within each unit or lot and among all units or lots involved; (5) are adequately packaged and labeled, including as required to conform to Laws in the Designated Territories; and (6) conform to the promises or affirmations of fact made on each container and label.

A.	Description of Supplier’s currently available product mix and product cost per unit pricing (“Purchase Price”) as of the Effective Date of this Agreement for the Supplier Products is as follows:

Product	Product Code	Purchase Price
AngelMed Guardian® Implantable Medical Device	AMSG3-E	$	[	*]
AngelMed Guardian® External Device	EXD-001	$	[	*]
AngelMed Guardian® Programmer	PROG-003	$	[	*]
AngelMed Guardian® EXD Battery	0203-2100-010-C764	$	[	*] per 10 pack of Batteries

B.	Additional Pricing Terms:

(1) The total of “Purchase Price” shall be paid to Supplier as part of the Invoiced Purchase Price (described in Item 8 below) indicated on each fully signed PO.

(2) The Purchase Price shall be fixed for the Initial Term’s first [*] months from the Effective Date, and thereafter can be amended as described in Item 6 below.

(3) Quoted Purchase Prices include Supplier responsibility for Carriage and Insurance Paid (CIP) to “Destination Port” of Jabal Ali, UAE. For other Destination Ports requested by buyer, Supplier shall adjust the Purchase Price (up or down), based solely on the difference in demonstrable and documentable actual out-of-pocket costs incurred by Supplier to deliver the Supplier Products CIP to the different port, as a pass-through increase or decrease to the above quotes.

C.	Terms for Supplier Products:

Item 1	Payment

(a) Payment Terms

“Advance Payment”: minimum of [*]% of the Invoiced Purchase Price, payable within [*] business days of each fully signed and binding PO, pursuant to terms and conditions as set forth in this Agreement.

“Balance Payment”: The remainder shall be paid in form (e.g., by bank-to-bank exchange, via MT-103 wire; or letter of credit; or other arrangement) as must be mutually agreed upon by the Supplier and buyer on each fully signed and binding PO, pursuant to terms and conditions as set forth in this Agreement, and on proper presentation of documents and conforming inspection, including quantity, quality and loading supervision related to each shipment.

(b) Withholding Goods for Payment: Supplier may withhold delivery of the Supplier Products until paid for in full, but if payment is not forthcoming due to breach of Supplier, Supplier shall be liable therefor.

(c) Delivery of Goods in Installments: The Supplier may deliver Supplier Products by separate installments. Each separate installment must be invoiced and paid for in accordance with the Payment Terms.

(d) Delivery of Goods to Nominee: Delivery of the Supplier Products to a third party nominated by the applicable Business Network Associate in writing is deemed to be delivery to the buyer for the purposes of this Agreement.

Item 2	Product Documentation

In connection with each order, Supplier must provide the following applicable Product Documentation:

(a) Bill of Sale and Shipping Invoice (including description, quantity, unit price and total price) – original and 3 copies;

(b) Manufacturing packing list;

(c) Bill of Lading (BL) or Airway Bill (AWB) – clean on-board original and 3 copies;

(d) (d) Production inspection report from SGS or other buyer acceptable internationally recognized inspector appointed by the Supplier, regarding the product quality, quantity and loading supervision created at country of origin, in conformance with ICC rules – 1 original and 3 copies each of certificate of weight, certificate of quality and certificate of origin, clean-hold certificate, health certificate for products requiring fitness for human consumption, certificate of vessel inspection;

(e) Proof of payment of insurance;

(f) Applicable export permits and approvals; and

(g) Any other documents standard for the goods to be delivered, or reasonably required by Territories Distributor, the Business Network Associates, their banks, or their attorneys; and otherwise mutually agreed applicable documents of title and relevant documentation.

Item 3	Delivery

(a) Delivery Schedule and Dates: Delivery shall occur on date(s) as specified in a mutually agreed upon written “Delivery Schedule” for specific Supplier Products orders.

(b) Failure to Timely Deliver: The Supplier is not liable due to the failure by the Supplier to deliver the Supplier Products (or any of them) by the Delivery Date, other than to immediately refund the Purchase Price to the extent paid by the buyer for undelivered Supplier Products, when and if requested for Supplier Products delayed more than ten (10) days; provided that if the failure of the Supplier to timely deliver within ten (10) days of the Delivery Date occurs more than twice in a Term year, Territories Distributor may, in its sole and absolute discretion, declare a breach of this Agreement.

(c) Costs of Storage: The buyer shall be liable for costs associated with storage of Supplier Products between the Delivery Date and the actual delivery time unless caused by the Supplier, in which case the Supplier is liable.

(d) Cancellation of Order: Supplier shall be liable for costs associated with cancellation of delivery, goods readiness or standby for late delivery where delays are caused by the Supplier or its manufacturer.

Item 4	Risk of Loss; Title; Insurance Except as set forth in Special Conditions, Item 5 below to the contrary,

(a)	Risk of loss and Title in Supplier Products passes to the buyer upon delivery of the Supplier Products by Supplier at the Destination Port.

(b)

The insurance carried by Supplier as part of CIP delivery to buyer Destination Port shall be equal to at least 110% of Invoiced Purchase Price of the shipped goods and expressly name Territories Distributor and its assignees/designees as a loss payee.

Item 5	Special Conditions

(a) In the event, after the first [*] of the Initial Term, Supplier can demonstrate and document actual out-of-pocket costs payable to the manufacturing facilities for any of the Supplier Products (in USD) have increased, the Parties agree that the purchase price of applicable Supplier Products will be increased by the exact amount of the increase.

(b) Section 2 of the Agreement is amended as follows:

- Modify subsection 2(e) to end with “; and” (instead of “.”).

- Add new subsection 2(f): “after the first Term year and for every six months thereafter, Supplier may request guidance gathered from the Business Network Associates to help the Supplier forecast sales and manufacturing needs, which each request Territories Distributor will endeavor in good faith and for informational purposes only to provide to Supplier; provided that Supplier agrees that Supplier cannot rely on any of said guidance or hold Territories Distributor or Business Network Associates responsible or liable, including for said guidance being inaccurate, insufficient or incorrect.”

(c) During the Term, Territories Distributor shall not promote or sell directly competing implantable devices, with functionality substantially and materially the same as “Implantable ST monitoring implantable cardiac monitoring product for ST segment monitoring or patient alerting” associated with an implantable cardiac monitor, manufactured or offered for sale by another person or entity (each, a “Competing Product”). During the Term, Territories Distributor shall disclose to Supplier any new implantable cardiac monitoring product that Distributor intends to promote or sell, as well as the manufacturer of such products or treatments, prior to promoting or selling such products or treatments, strictly for the purpose of ensuring compliance with this paragraph. Notwithstanding anything in this subparagraph (c), Supplier expressly acknowledges and agrees that such restriction against Competing Product shall not apply to any Master Distributor or other Business Network Associate.

(d) In order to ensure successful and seamless distribution and quality control of the Supplier Products, to the extent required to ensure compliance by Supplier, Territories Distributor and Master Distributor and the Business Network Associates with applicable Laws including all regulatory requirements, the Parties agree that they must, together with each applicable Master Distributor, agree in a writing acceptable to each of them, on terms and conditions addressing Master Distributor’s obligations for (a) training on the Supplier Products with Supplier, supplying Supplier Products to customer locations, customer certification, new feature installation and handling of complaints for the Supplier Products; (b) maintaining quality, labeling and packaging; (c) maintaining records, and allowing auditing and inspection by Supplier of Master Distributor locations; (d) complying, cooperating and assisting (at Supplier’s sole cost and expense) with Supplier’s required correction (e.g. Field Safety Corrective Action) or recall/removal of Supplier Products from a customer premises or the provision of advisory notice to customer; (e) keeping Supplier and Territories Distributor informed of material regulatory requirements and changes thereto of which the Master Distributor becomes aware, impacting the Parties or the Supplier Products; and (f) together with the Parties, otherwise complying with all applicable Laws, including the U.S. Foreign Corrupt Practices Act. Without limiting the foregoing, Supplier reserves the right to approve a Master Distributor’s qualification to satisfy the foregoing obligations, not to be unreasonably withheld or delayed.

(e) Section 5(a)(i) is modified to read as follows: Supplier’s prices for Supplier Products shall be quoted based on delivery by Supplier Ex works (EXW), pursuant to Incoterms 2020 (as amended), at mutually agreed Supplier’s designated USA facility(ies)(the “delivery Location”), and shall be paid to Supplier as set forth in Attachment A, in U.S. dollars, via Bank wire transfers to Supplier’s US bank account(s). A delivery date shall be set forth in the applicable PO or otherwise mutually confirmed in writing by the Parties (the “Delivery Date”). Delivery of the Supplier Products shall occur upon (i) Supplier’s granting of access to Supplier Products at the delivery location, (ii) inspection by buyer, at buyer’s sole cost and expense, of the Supplier Products, using a qualified inspector applying industry standards, to determine whether the Supplier Products meet the applicable specifications set forth in this Agreement, and (iii) loading by buyer, at buyer’s sole cost and expense, onto buyer’s (or its designated agent’s) transport, of the accepted Supplier Products (such loading of accepted Supplier Products to be deemed delivery).

If buyer fails to accept delivery of any of the Supplier Products on the Delivery Date, other than due to failure of Supplier to be ready to timely deliver, or provide access, or Force Majeure, then the Supplier Products shall be deemed to have been delivered, and buyer shall be liable for (i) delay in pickup, of more than ten (10) Business Days from the Delivery Date to the actual date of acceptance by buyer to Supplier, for the reasonable storage costs of the Supplier Products; (ii) obtaining its own insurance beginning when delivery is effectuated, although Supplier reserves the right, without obligation, separately to insure the Supplier Products itself while stored, and pass on to buyer the actual out-of-pocket insurance and other fees incurred by Supplier therewith; and (iii) for risk of loss of the delivered Supplier Products.

So long as delivery is EXW, Item 7(a) and (b) below are replaced with the following: Buyer’s sole and exclusive remedy from for any and all losses or damages resulting from any Supplier Product that is subject to timely and proper rejection by buyer (i) at delivery location, for damage, defect, missing goods or other problems observed upon inspection, or (ii) within twenty-one (21) business days after delivery, for problems typically not reasonably discoverable at point of delivery inspection, shall be replacement by Supplier with equivalent goods; provided that if replacement of goods cannot be provided within sixty (60) days, buyer shall be entitled to a pro rata refund of the PO invoice price, to the extent such Supplier Product was paid for (“Limited Warranty”).

Item 6	Documentary Support and Notification of Supplier Product Changes by Supplier

Supplier shall promptly share with Territories Distributor all information (including sell sheets, overviews, spec sheets, marketing and sales material and collateral, promotional materials, feedback, studies, all approvals and licenses under applicable Laws, all regulatory information and all other information material to the evaluation, regulation, licensing, marketing, sales, distribution, storage, shipping, handling, shelving packing, display, return and customer service) on (a) the above existing and any proposed new Supplier Products offerings that Territories Distributor’s Business Network Associates may identify as, and without obligation, deem desirable for import into the Designated Territories; and (b) changes to existing Supplier Product offerings, which Supplier is making applicable to all of its sales and distribution channels, provided that if such changes are material, involve discontinuation of one or more products across all of its sales and distribution channels, or are otherwise potentially detrimental to Territories Distributor’s Designated Territories distribution, Supplier shall not implement any of said aforementioned “Changes” under this Agreement in the Designated Territories without at least 180 days’ prior written notice. Further, Supplier warrants that, subject to the applicable Laws of the Designated Territories, any such Changes shall not be applied in a selective or discriminatory fashion to the Designated Territories, but instead can only be implemented if applied to Supplier’s product offering to all sales and distribution channels worldwide, including in its own markets and direct/retail distribution channels.

Item 7	Problems with Goods on Delivery and Remedies; Complaints; and Supplier Liability for Losses

(a)

Buyer is entitled to and shall inspect the Supplier Products upon delivery, using an inspector from SGS, Intertek or similar organization approved by Supplier (not to be unreasonably withheld or delayed), to check the quantity, quality, condition, merchantability or fitness for purpose of the Supplier Products. Supplier Products will be considered to have been satisfactorily delivered and supplied to buyer unless buyer gives the Supplier notice of any damage, defect, disparity in quantity or goods ordered or other issue or problem, within twenty-one (21) business days after delivery and buyer’s gaining unfettered access to the Supplier Products (“Initial Rejection”). If the buyer gives the Supplier notice of an Initial Rejection, it must preserve the Supplier Products in the state in which they were delivered for 20 business days after it gives the Supplier the notice and during that period allow the Supplier, or an inspector nominated by the Supplier, access to the buyer’s premises to inspect the Supplier Products and see what can be salvaged by Supplier (at Supplier’s cost and expense).

(b)

Buyer’s sole remedy from Supplier for any and all losses or damages resulting from any Supplier Product that is subject to timely Initial Rejection shall be for buyer to either accept replacement goods or be immediately refunded the Purchase Price to the extent paid for same (“Limited Warranty”). Further, the Supplier shall replace damaged or rejected goods relying exclusively on the final agreed application of ISO standard for Acceptable Quality Limits (“AQL”) applicable to the Supplier Products or substitute global standard acceptable to Territories Distributor, in its sole and absolute discretion, no later than within 60 days of notification of defect or damage as a result of transit to the Destination Port.

(c)

Regarding material complaints by buyer’s underlying distributors, representatives or customers, buyer must: (i) inform Supplier of all such complaints or claims relating to any of the Supplier Products as soon as practicable; (ii) not admit liability on behalf of the Supplier in respect of any complaint or claim relating to any of the Supplier Products; (iii) not resolve or settle any complaint or claim relating to any of the Supplier Products which may result in the Supplier incurring any liability (whether to a customer, the buyer or any other person); and (iv) deal promptly with all complaints or claims relating to any of the Supplier Products which will not result in the Supplier incurring any liability.

(d)

Supplier’s liability for any loss suffered or incurred by the buyer, howsoever caused, which arises out of or in connection with the supply of the Supplier Products under this Agreement: (i) in the case of Supplier Products, is limited to: (1) the replacement of the Supplier Products or the supply of equivalent goods; or (2) the payment of the cost of replacing the Supplier Products or of acquiring equivalent goods; and (ii) in any other case, is excluded such that the Supplier shall not be liable to the buyer, except to the extent that the loss suffered or incurred by the buyer was directly caused by an act or omission of the Supplier.

Item 8.	Supplier’s Collection and Payment of Territories Distributor Fees:

Notwithstanding anything in this Agreement, Supplier warrants and agrees (a) for and on behalf of, and in trust and as fiduciary for Territories Distributor, to add to the invoice on each PO and collect from buyer for Territories Distributor, in addition to and along with the Purchase Price of Supplier as provided in this Agreement, all of Territories Distributor fees, commissions and charges (“Territories Distributor Fees”) identified by Territories Distributor to be paid to Territories Distributor from each PO (Territories Distributor Fees and Purchase Price collectively, the “Invoiced Purchase Price”). Accordingly, the final purchase price for Supplier Products on each PO between the applicable buyer and Supplier shall in each case reflect the Territories Distributor-directed Invoiced Purchase Price; and (b) to pay and send to Territories Distributor, as directed and instructed by Territories Distributor for each PO in US legal tender and immediately available cash wire funds, all Territories Distributor Fees received from each buyer payment of each installment or portion or some or all of the Invoiced Purchase Price, in each case as soon as each payment for Supplier Products has been received and has cleared Supplier’s account. In no case shall Supplier make any deduction, offset or adjustment in any Territories Distributor Fees from such payment or any other PO for the same or any other buyer; provided that if Supplier must institute any collection action to obtain the Invoiced Purchase Price and receives a reduced amount of money against the Invoiced Purchase Price, then Supplier shall pay Territories Distributor its pro rata share of such reduced collection amount.

D) Exclusive Rights for Developing Manufacturing Facility(ies) in Designated Territories

In addition to its other rights under this Agreement, Supplier agrees that during the Term, Territories Distributor shall have exclusive rights, without obligation and in its sole and absolute discretion, to endeavor in good faith to develop manufacturing facilities within the Designated Territories to produce Supplier Products for the Designated Territories; which facilities and related manufacturing and business arrangements must be under terms and conditions that are mutually satisfactory to both Parties.

Without limiting the foregoing in this Attachment A, for convenience only, the Parties may elect to attach additional Schedules, such as A-1, etc. for Supplier Products currently or in the future being sold and distributed in the Designated Territories, with the understanding that such Schedules are subject to permitted Changes.

Reference in this Attachment A to “buyer” shall refer to Territories Distributor, Master Distributor or other Business Network Associate, as applicable buyer.

ATTACHMENT B

DESIGNATED TERRITORIES

Kingdom of Saudi Arabia, United Arab Emirates, Kuwait and Egypt; provided that after Territories Distributor achieves the initial 18-month Minimum Gross Sales Target in Attachment C, then it shall also obtain rights to the rest of the countries that are members of or associated with the Organization of Islamic Cooperation (“OIC”), the Gulf Cooperation Council (“GCC”), the Middle East North Africa (“MENA”) region, and/or the African Union, and/or each of their successor entities (both the initial and expanded territories shall be referred to, as the case may be, as the “Designated Territories”).

The parties will cooperate to plan an orderly and responsible strategy for roll-out into the expanded Designated Territories (if and when achieved, as described above), recognizing that Supplier must deploy local engineering resources to support use of Supplier Products in the marketplace.

ATTACHMENT C

MINIMUM GROSS SALES TARGETS

Subject to the mutual terms and conditions of the Agreement, including Attachment A definitions and terms:

1.	During the Initial Term:

(a)

Within sixty (60) days of written confirmation that Supplier has obtained all Section 1(c) approvals, a PO for a minimum of [*] units, in whatever mixture and configuration as elected by buyer in buyer’s sole and absolute discretion; and

(b)

For the first 18 months from the Effective Date, a minimum of [*] Dollars of Supplier Products shall be purchased within said period from the Supplier, in whatever mixture and configuration as elected by buyer in buyer’s sole and absolute discretion; and

(c)

For the next 12-month period after the first 18 months, an additional minimum of [*] Dollars of Supplier Products per annum shall be purchased from the Supplier, in whatever mixture and configuration as elected by buyer, in buyer’s sole and absolute discretion; and

(d)

For the next 12-month period after the first 30 months, an additional minimum of [*] Dollars of Supplier Products per annum shall be purchased from the Supplier, in whatever mixture and configuration as elected by buyer, in buyer’s sole and absolute discretion; and

(e)

For the next 18-month period after the first 42 months, an additional minimum of [*] Dollars of Supplier Products shall be purchased from the Supplier, in whatever mixture and configuration as elected by buyer, in buyer’s sole and absolute discretion.

2.

During the First Renewal Term (if applicable): For each 12-month period from the commencement of the First Renewal Term, [*]% (fixed, not compounded) more than the Initial Term per annum quota set forth in Section 1(b) above.

3.	During Subsequent Renewal Term (if applicable): As mutually agreed upon by the Parties.